UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, PO Box 738
Marietta, Ohio	45750
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code:	(740) 373-3155

Not applicable
(Former name or former address, if changed since last report)

               Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On October 29, 2008, Peoples Bank, National Association (“Peoples Bank”), a wholly-owned subsidiary of Peoples Bancorp Inc. (“Peoples”), entered into an asset purchase and revenue sharing agreement with First Data Merchant Services Corporation (“First Data”).  Under this agreement, Peoples Bank will sell its merchant credit card payment processing services to First Data and continue to serve the credit card processing needs of Peoples Bank’s commercial customers through a referral program with First Data.

Peoples Bank contemplated this sale to First Data due to increased regulatory burden, as well as the ease of transition of conversion of Peoples Bank’s client base to First Data since it was the merchant services network being used by Peoples Bank prior to the sale.

Preliminary settlement of this sale occurred on November 10, 2008.  The conversion is expected to be completed during the fourth quarter of 2008.  As a result of this transaction, Peoples will recognize a pre-tax gain of approximately $500,000, (or $0.03 per share after-tax) in the fourth quarter of 2008 and expects to realize an ongoing revenue stream from the referral program. This sale is not expected to have a material impact on Peoples’ future financial condition, results of operations or cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date: November 14, 2008	By: /s/	EDWARD G. SLOANE
Edward G. Sloane
Chief Financial Officer and Treasurer